SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                    Under the Securities Exchange Act of 1934

                           AMENDMENT NO. 1 (FINAL) TO
                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Biotransplant Incorporated
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    09066Y107
                                 (CUSIP Number)


                                 April 11, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        : Rule 13d-1(b)
        |X| Rule 13d-1(c)
        : Rule 13d-1(d)



                               Page 1 of 13 Pages

                                  SCHEDULE 13G

CUSIP No. 09066Y107                                          Page 2 of 13 Pages


1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein & Co., L.P.


2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) :

                                                                     (b) |X|
                                                                  See Exhibit 2


3)    SEC USE ONLY


4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                     5) SOLE VOTING POWER

      NUMBER                                                            425,000
      OF             6)   SHARED VOTING POWER
      SHARES
      BENEFICIALLY                                               Not Applicable
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                                                         425,000
      PERSON         8)   SHARED DISPOSITIVE POWER
      WITH

                                                                 Not Applicable
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      425,000
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          :

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   1.7%
12)   TYPE OF REPORTING PERSON

      PN

SCHEDULE 13G

CUSIP No. 09066Y107                                          Page 3 of 13 Pages

1)    NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein International Limited


2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) :

                                                                  (b) |X|

                                                                  See Exhibit 2


3)    SEC USE ONLY


4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands

                     5) SOLE VOTING POWER
      NUMBER                                                             75,000
      OF             6)   SHARED VOTING POWER
      SHARES
      BENEFICIALLY                                            __ Not Applicable
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                                                          75,000
      PERSON         8)   SHARED DISPOSITIVE POWER
      WITH
                                                                 Not Applicable
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,000
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                              :

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%    (see Item 4)
12)   TYPE OF REPORTING PERSON

      CO

SCHEDULE 13G

CUSIP No.  09066Y107                                         Page 4 of 13 Pages


1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein Partners, L.P.


2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  :

                                                                   (b)   |X|

                                                                  See Exhibit 2

3)    SEC USE ONLY


4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                     5) SOLE VOTING POWER

      NUMBER                                                     Not Applicable
      OF             6)   SHARED VOTING POWER
      SHARES
      BENEFICIALLY                                                      425,000
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                                                  Not Applicable
      PERSON         8)   SHARED DISPOSITIVE POWER
      WITH
                                                                        425,000
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      425,000
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                           :

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.7%
12)   TYPE OF REPORTING PERSON

      PN

SCHEDULE 13G

CUSIP No.  09066Y107                                         Page 5 of 13 Pages


1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dickstein Partners Inc.


2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) :

                                                                   (b)  |X|

                                                                  See Exhibit 2


3)    SEC USE ONLY


4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                     5) SOLE VOTING POWER

      NUMBER                                                     Not Applicable
      OF             6)   SHARED VOTING POWER
      SHARES
      BENEFICIALLY                                                      500,000
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                                                  Not Applicable
      PERSON         8)   SHARED DISPOSITIVE POWER
      WITH
                                                                        500,000
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                            :

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
12)   TYPE OF REPORTING PERSON

      CO

SCHEDULE 13G

CUSIP No.  09066Y107                                         Page 6 of 13 Pages

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark Dickstein


2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) :

                                                                   (b)  |X|

                                                                  See Exhibit 2

3)    SEC USE ONLY


4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

                     5) SOLE VOTING POWER

      NUMBER                                                                  0
      OF             6)   SHARED VOTING POWER
      SHARES
      BENEFICIALLY                                                      500,000
      OWNED BY       7)   SOLE DISPOSITIVE POWER
      EACH
      REPORTING                                                               0
      PERSON         8)   SHARED DISPOSITIVE POWER
      WITH
                                                                        500,000
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,000
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                           :

11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
12)   TYPE OF REPORTING PERSON

      IN

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Biotransplant Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

Charleston Navy Yard
Building 75, Third Avenue
Charlestown, MA  02129

Item 2(a).  Name of Person Filing:

Dickstein & Co., L.P. ("Dickstein & Co.")
Dickstein International Limited ("Dickstein International")
Dickstein Partners, L.P. ("DPLP")
Dickstein Partners Inc. ("DPI")
Mark Dickstein ("Dickstein")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Dickstein & Co., DPLP, DPI and Dickstein : 660 Madison Avenue, 16th Floor, New York, NY 10021
Dickstein International: 129 Front Street, Hamilton HM 12 Bermuda


Item 2(c).  Citizenship:

Dickstein & Co., DPLP and DPI:            Delaware
Dickstein International:                  British Virgin Islands
Dickstein:                                United States

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

09066Y107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable

Item 4.Ownership.1  (See Exhibit 2)

         Dickstein & Co:
         ---------------
         (a) Amount beneficially owned:425,000 shares

         (b) Percent of class: 1.7%2

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 425,000 shares

               (ii) Shared power to vote or to direct the vote: Not Applicable

               (iii) Sole power to dispose or to direct the disposition of:
               425,000 shares

               (iv) Shared power to dispose or to direct the disposition of: Not Applicable

         Dickstein International
         -----------------------
         (a) Amount beneficially owned: 75,000 shares

         (b) Percent of class: 0.3%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 75,000 shares

               (ii) Shared power to vote or to direct the vote: Not Applicable

               (iii) Sole power to dispose or to direct the disposition of:
               75,000 shares

               (iv) Shared power to dispose or to direct the disposition of: Not Applicable


         DPLP
         ----
         (a) Amount beneficially owned: 425,000 shares

         (b) Percent of class: 1.7%

         (c) Number of shares as to which such person has:


1 The ownership amounts set forth in this Amendment No. 1 (Final) to the
Schedule 13G reflect ownership of the Reporting Persons as of the date of this filing. These figures take into account trades by the Reporting Persons subsequent to April 11, 2003, the date in which the Reporting Persons ceased to be a beneficial owner of more than 5% of the shares of Commons Stock of the Issuer.

2 Based upon 25,385,998 shares of Common Stock outstanding as of November 14, 2002, as reported by the Issuer in its Form 10-Q for the quarter ended September 20, 2002. This is the most recent report filed by the Issuer with the Securities and Exchange Commission.

               (i) Sole power to vote or to direct the vote: Not Applicable

               (ii) Shared power to vote or to direct the vote: 425,000 shares

               (iii) Sole power to dispose or to direct the disposition of: Not Applicable

               (iv) Shared power to dispose or to direct the disposition of:
               425,000 shares

         DPI:3
         -----
         (a) Amount beneficially owned: 500,000 shares

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: Not Applicable

               (ii) Shared power to vote or to direct the vote: 500,000 shares

               (iii) Sole power to dispose or to direct the disposition of: Not Applicable

               (iv) Shared power to dispose or to direct the disposition of:
               500,000 shares

         Dickstein:
         (a) Amount beneficially owned: 500,000 shares

         (b) Percent of class: 2.0%

         (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 0 shares

               (ii) Shared power to vote or to direct the vote: 500,000 shares

               (iii) Sole power to dispose or to direct the disposition of: 0 shares

               (iv) Shared power to dispose or to direct the disposition of:
               500,000 shares



Item 5. Ownership of Five Percent or Less of a Class. [X]

The Reporting Persons ceased to be the beneficial owner of more than 5% of the outstanding shares on April 11, 2003. Accordingly, the Reporting Persons intend not to further amend their report on Schedule 13G to reflect changes in the facts set forth therein which may occur after the date hereof.

3 Edward Farr, a Vice President of DPI, owns 7,000 shares of Common Stock. Mr. Farr possesses the sole power to vote and dispose of the Common Stock owned by him and is not acting together with the Reporting Persons in the manner contemplated by Rule 13d-5b of the Securities Exchange Act of 1934.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not  applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8. Identification and Classification of Members of the Group.

See Exhibit 2.

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


 May  28, 2003
      Date


                                        DICKSTEIN & CO., L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein
                                        Partners Inc., the general partner of
                                        Dickstein Partners, L. P., the
                                        general partner of Dickstein & Co.,
                                        L.P.


                                        /s/ Leigh Waxman
                                        ------------------------------------
                                        Name: Leigh Waxman



                                        DICKSTEIN INTERNATIONAL LIMITED
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein
                                        Partners Inc., the agent of
                                        Dickstein International Limited


                                        /s/ Leigh Waxman
                                        ------------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS, L.P.
                                        By: Leigh Waxman, as Vice President
                                        of Dickstein
                                        Partners Inc., the general partner of
                                        Dickstein Partners, L. P.

                                        /s/ Leigh Waxman
                                        ------------------------------------
                                        Name: Leigh Waxman


                                        DICKSTEIN PARTNERS INC.
                                        By: Leigh Waxman, as Vice President


                                        /s/ Leigh Waxman
                                        ------------------------------------
                                        Name: Leigh Waxman

                                        MARK  DICKSTEIN

                                        /s/ Mark Dickstein
                                        ------------------------------------
                                        Name: Mark Dickstein

                                   EXHIBIT 2
                                   ---------


      Dickstein is the President and sole shareholder and director of DPI. DPI is the general partner of DPLP and advisor to Dickstein International. DPLP is the general partner of Dickstein & Co. Consequently, the Reporting Persons may be deemed to be members of a group. By reason of its position as general partner of Dickstein & Co., DPLP may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. By reason of its position as general partner of DPLP and advisor to Dickstein International, DPI may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International. By reason of his position as president and sole director of DPI, Dickstein may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International. Pursuant to rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended,
(i) Dickstein & Co. disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein International, (ii) Dickstein International disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and (iii) each of DPLP, DPI and Dickstein disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International, except to the extent of their actual economic interests.

                      KRAMER, LEVIN, NAFTALIS & FRANKEL
                         9 1 9 T H I R D A V E N U E
                         NEW YORK, N.Y. 10022 - 3852
                               (212) 715 - 9100

                                                                  FAX


                                                                 (212) 715-8000
                                                                  -----


                                                                 WRITER'S
                                                                 DIRECT
                                                                 NUMBER

                                                                 (212) 715-9280


                                        May 28, 2003

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:   Amendment No. 1 (Final) to Schedule 13G


Ladies and Gentlemen:

            On behalf of Dickstein & Co., L.P., Dickstein International Limited, Dickstein Partners, L.P., Dickstein Partners Inc. and Mark Dickstein, we are electronically transmitting via EDGAR for filing with the Securities and Exchange Commission the Amendment No. 1 (Final) to Schedule 13G (the "Schedule") relating to the shares of Common Stock of Biotransplant Incoporated (the "Issuer"). This filing is being made pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and Rule 13d - 1 of the General Rules and Regulations promulgated thereunder.

            By copy of this letter, a copy of the Schedule is being mailed by certified mail to the Issuer.

            Should you have any questions or comments regarding the enclosed, please contact me at (212) 715-9280.

                                          Very truly yours,



                                          Abbe L. Dienstag

Enclosures
cc:   Biotransplant Incorporated
      (via Certified Mail)

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